Exhibit 99.1

FOR IMMEDIATE RELEASE Leap Investor & Media Relations Amy Wakeham 858-882-9876 awakeham@leapwireless.com Sard Verbinnen & Co Jim Barron 212-687-8080 John Christiansen 415-618-8750
Leap Announces Results of Annual Meeting of Stockholders
SAN DIEGO — July 28, 2011 — Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative, value-driven wireless communications services, announced the preliminary results of its 2011 Annual Meeting of Stockholders, held earlier today. Based on preliminary estimates provided by Leap’s proxy solicitor, stockholders have voted to elect all seven of the Company’s director nominees, including its new nominee, Mark A. Leavitt. As previously announced, in connection with a settlement agreement reached with Pentwater Capital Management LP and certain of its affiliates, Leap nominee Paula Kruger did not stand for election at the Annual Meeting. In addition to voting to elect all of the Company’s director nominees, based on preliminary results stockholders also voted in favor of all other Company proposals that were submitted for approval, including advisory approval of the Company’s 2010 executive compensation program and approval of a stock option exchange program.
As provided in the agreement with Pentwater, Leap’s Board of Directors has also appointed Richard R. Roscitt and Robert E. Switz to serve as directors. With the election of all seven of Leap’s nominees, and the appointment of Messrs. Roscitt and Switz, Leap’s Board now consists of nine members. Mr. Roscitt has also been appointed to serve on the Company’s Compensation Committee and Nominating and Corporate Governance Committee.
Doug Hutcheson, Leap’s president and chief executive officer said, “I would like to thank all of the Company’s stockholders for the time and energy they afforded us over the past few months. I believe Leap is on the right track to deliver continued strong business performance and further significant stockholder value.”
Final results of voting at the Annual Meeting will be announced once they have been certified by IVS Associates, Inc., the inspector of election for the meeting.
About Leap
Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 35 states and hold licenses in 35 of the

Leap Announces Results of Annual Meeting of Stockholders
top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Leap is a registered service mark of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about our expected, future financial and operational performance and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:
•	our ability to attract and retain customers in an extremely competitive marketplace;

•	the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;

•	our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting

•	our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;

•	future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;

•	our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;

Leap Announces Results of Annual Meeting of Stockholders
•	our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;

•	our ability to effectively integrate, manage and operate our new joint venture in South Texas;

•	failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and

•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 6, 2011.
All forward-looking statements included in this letter should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Jump, Jump Mobile, Flex Bucket, Real Unlimited Unreal Savings and the Cricket “K” are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Music, Muve Money, Cricket Crosswave, Seek Music, MyPerks, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.
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